EXHIBIT 99.1


                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE


BRIGHAM  EXPLORATION  PROVIDES  GUIDANCE  FOR  FIRST  QUARTER  2001  RESULTS


     Austin, TX -- (Business Wire) - April 11, 2001 -- Brigham Exploration Company (NASDAQ:BEXP) today provided guidance on its anticipated financial results for the quarter ended March 31, 2001.

GUIDANCE  FOR  FIRST  QUARTER  2001  FINANCIAL  RESULTS

      Brigham expects net daily production volumes to average a record 23 million cubic feet of equivalent natural gas (MMcfe) during the first quarter 2001, an increase of 35% from the first quarter 2000 and up 25% from the fourth quarter 2000. This anticipated growth is attributable primarily to the addition of several wells during the quarter that were completed late in Brigham's 2000 drilling program, including a Hunton producer in its Anadarko Basin province and a Frio well in its Texas Gulf Coast province. Natural gas and oil sales for the quarter are expected to be approximately $6.5 million (after giving effect to over $6 million in commodity price hedge settlements), and earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) is forecast to exceed $4 million. As a result, operating cash flow is expected to equal approximately $3 million for the quarter ($0.15 per diluted share). Brigham expects to report a net loss to common shareholders of $700,000 ($0.05 per diluted share), excluding any non-cash charges associated with (1) changes in the fair market value of certain hedging contracts and (2) charges related to compensation expense related to accounting requirements of FASB Interpretation No. 44.

     Brigham plans to issue a press release regarding its first quarter 2001 operational results after the close of market trading on Monday, April 16th, and its financial results after the close of market trading on Wednesday, May 9th. Brigham management will host a conference call to discuss Brigham's financial and operational results for the first quarter with investors, analysts and other interested parties on Thursday, May 10th, at 9:00 am Central time. Details regarding the upcoming conference call will be included in a subsequent press release.

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact: Curtis F. Harrell, Executive Vice President and Chief Financial Officer
         (512)  427-3300  /  investor@bexp3d.com


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